EXHIBIT 21.1

LIST OF SUBSIDIARIES
META PLATFORMS, INC.

Cassin Networks ApS (Denmark)
Edge Network Services Limited (Ireland)
Facebook Holdings, LLC (Delaware)
Facebook Operations, LLC (Delaware)
Facebook Payments Inc. (Florida)
Facebook Technologies, LLC (Delaware)
Facebook UK Limited (United Kingdom)
FCL Tech Limited (Ireland)
Greater Kudu LLC (Delaware)
Hibiscus Properties, LLC (Delaware)
Instagram, LLC (Delaware)
Meta Platforms Ireland Limited (Ireland)
Morning Hornet LLC (Delaware)
Novi Financial, Inc. (Delaware)
Pinnacle Sweden AB (Sweden)
Raven Northbrook LLC (Delaware)
Runways Information Services Limited (Ireland)
Scout Development LLC (Delaware)
Siculus, Inc. (Delaware)
Sidecat LLC (Delaware)
Stadion LLC (Delaware)
Starbelt LLC (Delaware)
Vitesse, LLC (Delaware)
WhatsApp LLC (Delaware)
Winner LLC (Delaware)